EXHIBIT 11

                    CATALINA LIGHTING, INC. AND SUBSIDIARIES
          SCHEDULE OF COMPUTATION OF DILUTED EARNINGS (LOSS) PER SHARE
                      (In thousands, except per share data)

                                                       Three Months Ended
                                                          December 31,
                                                     ----------------------
                                                        2000         1999
                                                     --------      --------
Net income (loss) for diluted earnings
  per share                                          $ (1,899)     $    537
                                                     ========      ========
Weighted average number of common shares
  outstanding during the period                         8,000         7,386

Weighted average number of shares repurchased
  during the period                                      (642)         (400)

Common equivalent shares determined
   using the "Treasury Stock" method
   representing shares issuable upon exercise
   of stock options and warrants and shares
   issuable under contractual agreements                   --           759
                                                     --------      --------
Weighted average number of shares
  used in calculation of diluted earnings (loss)
  per share                                             7,358         7,745
                                                     ========      ========
Diluted earnings (loss) per share                    $  (0.26)     $   0.07
                                                     ========      ========